Filed Pursuant to Rule 433
Registration Statement No. 333-132292
THE DUN & BRADSTREET CORPORATION
FINAL TERM SHEET
Dated March 9, 2006

Issuer:	The Dun & Bradstreet Corporation
Size:	$300,000,000
Security Type:	Senior Notes
Coupon:	5.50%
Maturity:	March 15, 2011
Price to Public:	99.741%
Yield:	5.560%
Underwriting Discount:	0.600%
Benchmark Treasury:	4.50% due February 15, 2011
Treasury Spot:	98-27+
Coupon Dates:	March 15, September 15
First Coupon:	September 15, 2006
Settlement:	March 14, 2006
Make Whole Call:	T + 15 bps
Joint Bookrunning Managers:	Citigroup Global Markets Inc., J.P. Morgan Securities Inc.
Co-Manager:	SunTrust Capital Markets, Inc.
      The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-877-858-5407 or collect at 1-212-834-4533.